EXHIBIT 99.1

PRESS RELEASE

Contact:
James R. Brannen
President and Chief Executive Officer
First Seacoast Bancorp
(603) 742-4680

First Seacoast Bancorp, Inc. Announces Closing of Conversion Transaction

Dover, NH; January 19, 2023 – First Seacoast Bancorp, Inc. (Nasdaq: FSEA), the new holding company for First Seacoast Bank, announced that the conversion of First Seacoast Bancorp, MHC from mutual to stock form and the related stock offering by First Seacoast Bancorp, Inc. closed following the close of business today.  First Seacoast Bancorp, Inc.’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “FSEA” on January 20, 2023.

As a result of the subscription offering, the community offering and the syndicated community offering, First Seacoast Bancorp, Inc. sold a total of 2,805,000 shares of its common stock at a price of $10.00 per share, which includes 224,400 shares sold to First Seacoast Bank’s Employee Stock Ownership Plan.

First Seacoast Bancorp, Inc.’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering and the community offering, and applicable interest checks, on or about January 20, 2023.

As part of the conversion transaction, each outstanding share of First Seacoast Bancorp common stock owned by the public stockholders of First Seacoast Bancorp (stockholders other than First Seacoast Bancorp, MHC) as of the closing date was converted into shares of First Seacoast Bancorp, Inc. common stock based on an exchange ratio of 0.8358 shares of First Seacoast Bancorp, Inc. common stock for each share of First Seacoast Bancorp common stock.  Cash was issued in lieu of a fractional share of First Seacoast Bancorp, Inc. common stock based on the offering price of $10.00 per share.

AST expects to mail DRS Book-Entry statements for shares of First Seacoast Bancorp, Inc. common stock issued in exchange for shares of First Seacoast Bancorp common stock, plus checks for cash paid in lieu of fractional shares, on or about January 20, 2023.  First Seacoast Bancorp stockholders who hold their shares in street name through a broker will receive their shares of First Seacoast Bancorp, Inc. common stock and cash in lieu of fractional shares within their accounts automatically.

Upon the completion of the conversion transaction, First Seacoast Bancorp, Inc. has approximately 5,077,492 shares of common stock outstanding before adjustment for fractional shares.

Luse Gorman, PC acted as legal counsel to the First Seacoast Bancorp, Inc. and First Seacoast Bancorp.  Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as marketing agent for First Seacoast Bancorp, Inc. in the subscription offering and the community offering and as sole manager in the syndicated community offering.  Breyer & Associates PC acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.
About First Seacoast Bank
First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire.  First Seacoast Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service office in Rockingham County, New Hampshire.
Forward-Looking Statements
This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.
Legal Disclosures
The shares of common stock of First Seacoast Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

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